Rand Fiscal 2010 Second Quarter Earnings Call Script

Lesley:
Thank you, operator. Good morning, ladies and gentlemen, and welcome to Rand Logistics’ Fiscal 2010 Second Quarter conference call. On the call today from the Company are Laurence Levy, Chairman and Chief Executive Officer, Scott Bravener, President of Lower Lakes, and Joe McHugh, Rand’s Chief Financial Officer. Ed Levy, Rand’s President, will join us for the question-and-answer portion of the call. A live audio webcast and accompanying slide presentation will be available on the Rand website at www.randlogisticsinc.com/presentations.html.

Before we begin, we would like to remind everyone that this conference call contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 25, 2009. And with that, I would like to turn the call over to Mr. Laurence Levy.

Laurence Levy:
Thank you, Lesley and good morning everyone. Thank you for joining us on today’s call.

After my opening remarks, Scott Bravener, President of Lower Lakes will discuss our operating results, Joe McHugh, our CFO, will review the financial results, and I will summarize the prospects for the remainder of the shipping season. We will then open the call up for questions.

Given the challenging macro-economic environment, there was a reduction in demand for bulk freight shipping services on the Great Lakes during the second quarter of fiscal 2010, as compared to the same year ago period. Specifically, certain of the major commodities that are transported on the Great Lakes experienced lakes-wide tonnage declines of up to 60%. These factors limited our vessel scheduling flexibility and the overall operating efficiency of our fleet.

Notwithstanding the decline in demand, we were pleased with our vessel utilization, which equaled 87.1% of the theoretical maximum during the six months ended September 30, 2009, as well as our tonnage volumes which were down only 10.0%, excluding outside voyage charter, versus the same time period in the prior year and much less than the lakes-wide average decline in tonnage volume. The diversity of our customer base, flexibility of our vessels, outside voyage charter strategy, cost efficient operating model and market position within the River Class segment all contributed to our being able to partially offset decreases in demand for the transportation of certain commodities.

As a result of the steps taken thus far in the fiscal year to reduce costs, coupled with improving customer visibility, we believe that consistent with prior years; our operating income, before depreciation and amortization, for the six months ended September 30, 2009 will be reflective of our full year results, barring significant weather delays or an operational incident over the next 60 days. As a result, our operating income for fiscal 2010, before depreciation and amortization and a one-time amendment fee paid to our lenders, is likely to be only marginally lower than fiscal 2009 results, which were the highest in the Company’s history, notwithstanding a weaker Canadian dollar and significantly higher operating inefficiencies caused by a reduction in customer demand.

We have substantially completed our 2009 sailing season and are very pleased with our results, particularly in light of the significant economic downturn and the material reduction in lakes-wide shipping volumes. We believe that the fiscal year-to-date performance validates the quality of the Company’s business model and earnings in both good markets and bad markets.

Now I’d like to turn the call over to Scott for a review of our operations. Scott?

Scott Bravener:
Thanks, Laurence.

Overall, we were pleased with our vessel utilization, which equaled 87.1% of the theoretical maximum during the six months ended September 30, 2009. We achieved this utilization in a market where demand for certain bulk freight shipping services lakes-wide was down by as much as 60% thus far in 2009, as compared to the prior year comparable period, due to the weakened economy. In view of the net reduced demand from our customers, our total Sailing Days, which we define as days a vessel is crewed and available for sailing, decreased 135 days, or 6.6%, to 1,912 Sailing Days during the six month period ended September 30, 2009 from 2,047 Sailing Days during the same year-ago period. Due to reduced demand from our customers, we sailed one of our vessels for only 45 Sailing Days during the six month period ended September 30, 2009, versus all 183 Sailing Days during the six month period ended September 30, 2008. Due to the repowering of the Saginaw during the prior year, we operated this vessel an additional 72 Sailing Days during the six month period ending September 30, 2009. Excluding these two vessels, we operated our remaining ten vessels for 69 fewer Sailing Days year-over-year.

While our utilization was acceptable given market conditions, the decline in customer demand and our lack of typical visibility impacted our ability to optimize the scheduling flexibility of our fleet, which in turn negatively impacted the overall operating efficiency of our vessels relative to the same period last year. The decline in our efficiency resulted in our marine freight revenue per day decreasing by $1,784 or 6.1% to $27,344 for the six months ended September 30, 2009 from $29,128 for the same period last year. Decreased efficiency was attributable to longer wait time at customer docks, lack of scheduling flexibility and inability to maximize trade patterns. In addition, for the six months ended September 30, 2009 outside charter revenues as compared to the same period last year declined substantially; however, the reduction of outside charter revenues had minimal impact on our margins.

Despite a decline in marine freight revenue per day, vessel operating margins approached prior year record levels, as a direct result of continued realization of operating efficiencies and cost reductions. We believe that these operating efficiencies and cost reductions are sustainable and will result in further profit enhancement as marine freight revenue per day returns to more normalized levels.

All of our customer contracts have fuel surcharge provisions whereby the increases in our fuel costs are passed on to customers.  Such increases in fuel surcharges impact our margin percentages, but do not significantly impact our margin dollars.  Due to reduced fuel prices during the six month period ended September 30, 2009, fuel surcharge revenues declined sharply as compared to the six month period ended September 30, 2008.

As discussed last quarter, in order to proactively address the reduction in customer demand, we initiated a comprehensive cost reduction program prior to the beginning of the sailing season. These actions have served to reduce projected fiscal 2010 cash expenses relative to actual fiscal 2009 cash expenses by approximately $2.4 million and the Company is on-track to deliver our targeted reductions. These actions included:

-	A wage and salary freeze for shore side personnel
-	Elimination of all cash and equity bonus compensation
-	A significant reduction of IT and other third party consulting costs
-	A reduction of professional fees and
-	Elimination of all discretionary and non-essential expenditures.

While there is still uncertainty in our end markets, barring weather delays or operational incidents, we are confident about our business for the remainder of the 2009 sailing season. Demand for our services appears to be stabilizing and we have adequate visibility into shipments through the end of the 2009 sailing season. We have carefully managed our vessels throughout the 2009 sailing season in anticipation of some of our major customers closing their facilities for the winter earlier than normal. As such, during our current fiscal quarter, while we anticipate operating inefficiencies stemming from these early shutdowns, we are better prepared for the impact to our operations and have planned accordingly.

Finally, we believe that we have capitalized on our cost efficient operating model, the size and configuration of our fleet and the market downturn to gain further market share, which gives us a high degree of confidence that once market demand stabilizes, our vessel efficiency will improve, providing the potential for an increase in marine freight revenue per day and operating leverage and profit improvement.

With that, I’d like to turn the call over to Joe McHugh for a review of the financial results. Joe?

Joe McHugh:
Thanks, Scott. I would like to now give you a more detailed explanation of our financials.

In addition, in accordance with past comments received from the SEC, the Company does not report EBITDA or other non-GAAP measures.

Total revenue during the three month period ended September 30, 2009 was $36.2 million, a decrease of $16.1 million, or 30.7%, compared to $52.3 million during the three month period ended September 30, 2008.  This decrease was primarily attributable to reduced customer demand, the weaker Canadian dollar, and reduced fuel surcharges.

Freight and related revenue generated from Company-operated vessels decreased $4.2 million, or 13.0%, to $28.1 million during the three month period ended September 30, 2009 compared to $32.3 million during the three month period ended September 30, 2008. Freight and related revenue per Sailing Day decreased $1,466, or 5.0%, to $28,136 per Sailing Day in the three month period ended September 30, 2009 compared to $29,602 in the three month period ended September 30, 2008.  This decrease was attributable to a weaker Canadian dollar and less efficient trade patterns during the three month period ended September 30, 2009, slightly offset by higher pricing and improved productivity.

Fuel and other pass through surcharges decreased $7.7 million, or 58.5%, to $5.5 million during the three month period ended September 30, 2009 compared to $13.2 million during the three month period ended September 30, 2008. Fuel and other surcharges per Sailing Day decreased $6,585 to $5,467 per Sailing Day in the three month period ended September 30, 2009 compared to $12,052 in the three month period ended September 30, 2008.

Outside Voyage Charter revenues decreased $4.2 million, or 61.2%, to $2.6 million during the three month period ended September 30, 2009 compared to $6.8 million during the three month period ended September 30, 2008.  The decrease in outside charter revenue was attributable to a reduction in overall customer demand and a shift of certain shipments previously shipped by outside charterers, which were shipped by the Company’s own vessels during the quarter.

Vessel Operating Expenses decreased $10.8 million, or 35.4%, to $19.6 million in the three month period ended September 30, 2009 compared to $30.4 million in the three month period ended September 30, 2008.  This decrease was primarily attributable to reduced fuel costs, reduced vessel operating days and a weaker Canadian dollar.  Vessel operating expenses per Sailing Day decreased $8,191, or 29.5%, to $19,608 in the three month period ended September 30, 2009 compared to $27,799 in the three month period ended September 30, 2008.

Our general and administrative expenses decreased $900,000 to $1.8 million during the three month period ended September 30, 2009 from $2.7 million in the three month period ended September 30, 2008. The decrease in general and administrative expenses was a result of cost reductions and the weaker Canadian dollar, during the three month period ending September 30, 2009.  Our general and administrative expense represented 5.0 % of revenues during the three month period ended September 30, 2009, a decrease from 5.1% of revenues during the three month period ended September 30, 2008.  During the three month period ended September 30, 2009, $500,000 of our general and administrative expenses was attributable to our parent company and $1.3 million was attributable to our operating companies.

The Canadian dollar weakened by approximately 5.1% versus the US dollar, averaging approximately 91 U.S. cents per Canadian Dollar during the three month period ended at September 30, 2009 compared to approximately 96 U.S. cents per Canadian Dollar during the three month period ending September 30, 2008.  The Company’s balance sheet translation rate increased from approximately 79 U.S. cents per Canadian Dollar at March 31, 2009 to approximately 93 U.S. cents per Canadian Dollar at September 30, 2009.

As a result of the items described above, as illustrated on Slide 9 of the presentation available on Rand’s website under Investors: Events & Presentations, during the six months ended September 30, 2009, the Company’s operating income decreased by $3.8 million to $12.3 million, compared to $16.1 million during the six months ended September 30, 2008.

Our Net Income increased $700,000 to $5.9 million in the three month period ended September 30, 2009 compared to Net Income of $5.2 million in the three month period ended September 30, 2008.

Now I would like to turn it back to Laurence.

Laurence Levy:
Thank you Joe.

In conclusion, we continue to be well positioned to weather this downturn and feel that our expected fiscal 2010 performance clearly illustrates the benefit of our diverse end markets served, targeted market focus, our efficient cost structure and the size and configuration of our fleet.  The severity of the downturn in our markets has tested our business model and our operating performance for the quarter underscores our position as one of the most efficient providers of bulk freight shipping services throughout the Great Lakes region.

With that, I would like to turn the call back to the operator and open it up for questions.

Fred Buonocore:
Good morning, gentlemen. Nice quarter, all things considered, given the environment.

Laurence Levy:
Thank you, Fred.

Fred Buonocore:
First thing I wanted to talk about was the competitive environment. I understand that you have been able to gain market share based on comments on the last quarter's call, and wanted to see how about trend trended through Q2.

Laurence Levy:
Scott, could you address that, please?

Scott Bravener:
Yes, good morning, Fred. Yes, we've been able to maintain the increased market share with existing customers and new customers that we gained going into this year, through the first quarter and through the second quarter.

When you look at some of the major commodities, the U.S. flag carriage on the Great Lakes this year, iron ore year-to-date down by 57%, coal down approximately 18% and limestone down 39%. And our corresponding numbers are -- our iron ore carriage is down by 50% year-to-date, coal 4%, and limestone 9%. So we've been able to do fairly well in comparison to our competitors.

Fred Buonocore:
Got you. How does that look in terms of sustainability going into the 2010 shipping season? Are some of these gains going to be permanent for you, with competitors just pushed out of the game so to speak, once demand returns?

Scott Bravener:
The gains that we have made in our business are contractual in nature, so they are sustainable, Fred, and they are permanent barring improvement in the economy in general. In some areas you'll see our competitors' results starting to improve.

Fred Buonocore:
Got it. Then in terms of operating efficiencies, can you talk with a little bit more specificity about the operating efficiencies that you've been realizing and that's benefited you during the quarter, and additional opportunities to maximize efficiency?

Scott Bravener:
The efficiencies that we've realized this year; we spent a large amount of capital on a couple of our recently acquired vessels in the past year, during the winter, upgrading engines. And we've been able to realize increased operating speeds of those vessels and reliability. We haven't had the downtime that we initially experienced with those vessels, and we believe that's sustainable on a planned maintenance schedule.

We have increased the unloading efficiencies of the newly acquired vessels fairly dramatically and that was more training and maximizing the capacities of the equipment, and that's fairly consistent. That is certainly sustainable going into the future.

We have had some inefficiencies on two of our vessels this year that we plan on addressing this winter, related to ongoing engine problems that have affected our operating results for the year.

We have also, as we have talked about, experienced inefficiencies this year due to our inability to maximize our scheduling on our vessels due to the reduced customer demand. And reduced opportunities to be flexible in our scheduling have increased the amount of traffic delays and also increased travel time between ports in the ballast condition.

Fred Buonocore:
That's helpful. Thank you. Then, with respect to your full-year outlook, which embedded in that is your outlook for Q3. Where your fiscal Q3 last year you saw a surprising downturn that took you off guard a little bit, I think this year apparently you are prepared for early closures for customer facilities. I'm assuming you're talking about stone quarries.

What is it that you are doing to mitigate the impact of what will be a sudden albeit expected drop-off in demand? Have you picked up other opportunities or other cargo that you will be able to carry to keep some of those vessels utilized? Can you talk with some more specificity about that? Thank you.

Scott Bravener:
Last year, as you're aware, Fred, I guess in general with most businesses, we were caught off guard by the sudden nature of the decline in the economy and the rapid degradation of some of our customers' businesses. The early closure of facilities left us still having to haul certain commodities and not having our two-way efficiencies of the two-way cargo movement to back them up. And that did cost us quite a bit in the last quarter of last year.

This year, we're going to be quite similar in nature in the fact that several of our customers' facilities -- primarily the aggregate trade -- will be closing much earlier than normal. And we've moved ahead as much as possible in this quarter and throughout the year the backhaul cargoes that are attributed to those movements, to minimize the impact of that.

Also some of the new business that we've acquired in the past year will extend during this quarter our Sailing Days for a number of vessels. And some improvement in our steel industry customers versus last year, when it shut down at the end of November basically.

So we will have an earlier than normal shutdown in the quarries this year, largely offset by some of the increased business in our steel business and the new business that we've picked up.

Fred Buonocore:
Very good. Then finally, can you give us a sense for what you expect CapEx to be for the year, as well as what you expect drydock cost to be for the year? Thank you.

Scott Bravener:
Our CapEx would be very similar to what was expended last winter. We are drydocking one vessel this year, one of our U.S. self-unloaders. And we are largely completing an ongoing major structural steel renewal on that vessel that we've had in place for the past five years. We'll bring that almost to completion this year to extend its useful life well into the future.

So our capital expenditures will be very similar in nature to last year.

Fred Buonocore:
Very good. Thanks very much.

Operator:
[Bob Sales], LMK Capital Management.

Bob Sales:
Just to touch on the last question, can you frame, knowing how Q4 of last year went and how business is progressing this year, can you frame whether or not it will mirror exactly what you had last year?

The reason I ask that is last year was a bit of a surprise in terms of the abruptness of the shutdown, whereas this year there probably is a little bit of a tailwind in some of the replenishment functions at some of your steel producers. So can you comment a little bit on that?

Scott Bravener:
Yes, Bob. As you're aware, we don't have a lot of steel exposure as a Company. We have one major company primarily attributed to our Canadian operations, but we also service them with our U.S. vessels to a degree. Certainly that business is much improved in this quarter.

We expect a somewhat better quarter than last year at this point. But there are a number of variables at this time of year that can come into play with the weather and everything else. But to this point the weather has been fairly favorable for this operating quarter.

Bob Sales:
Okay. Then secondly I was surprised to see in your slide 9 that grain shipments were down significantly '09 over -- at least over the five-year average. Can you talk a little bit about the grain business in general, and maybe what you see from a macro standpoint and what you might see into next year?

Scott Bravener:
Yes, I guess that's slide 8 or on page 8, Bob?

Bob Sales:
Yes, page 8, yes.

Scott Bravener:
That is a Lake Carriers’ statistic covering U.S. flag grain carriage only. There is very little grain carriage done by the U.S. fleet. And our U.S. fleet does virtually -- it's nonexistent within our U.S. fleet.

Our primary grain operations are within our Canadian arm of the Company. They are up this year overall 34%. Our grain shipments by our Canadian fleet this year are up 34%.

We did have some softness in the second quarter in our export grain segment, where we had a couple of our grain vessels were laid up for a total of 60 days during that period. But overall our grain business has been fairly strong this year.

Bob Sales:
Thank you. And nice operational execution.

Scott Bravener:
And we expect that to continue going into next year.

Ed Levy:
Hey, good morning, Bob. It's Ed. I would also remind you that our grain business tends to be more day-to-day in-and-out business - highly consistent and predictable, versus trying to play the export grain markets, so that over the last two or three years, through some very big new pieces of business with consumer products companies, we put a steady level load into the vessels of grain movement. So that's really helped the business as well - stabilized the profitability.

Bob Sales:
Actually, Ed, one more follow-up. Are you seeing any additional opportunities in terms of distressed or restructured assets in the industry?

Ed Levy:
We continue to be mindful of them, Bob. There is nothing that is imminent as far as we can see. We continue to look at assets on a risk-adjusted return basis, recognizing that there is risk inherent in extending the business beyond the Great Lakes and making sure that we can generate the kind of returns reflective of that risk.

But I think as we sit here today there is nothing imminent that we are looking at that we think is attractive. We see much more attractive opportunities just continuing to invest in the existing business, existing vessels, and continuing to be able to wring out the kind of operating improvements that we've now shown over the last couple years.

Bob Sales:
Great. Thank you.

Laurence Levy:
But, Bob, we will continue to look for opportunities and are certainly looking both within our local market and elsewhere. If we come across something that is attractive we will pursue it aggressively.

Bob Sales:
Yes. The reason I asked the question, it looks to me like there is so much money being -- so much investment capital being pointed towards the restructuring market that the opportunities are thinner than what perhaps I had expected at this point in time.

Ed Levy:
We would agree with that.

Laurence Levy:
And I think that's the case in many industries, Bob. It seems from -- we speak to several people who invest in real estate and they seem to be finding a somewhat similar situation right now. There are not as many opportunities yet as they would have anticipated.

Bob Sales:
Okay. Thank you.

Operator:
(Operator Instructions) Matt Campbell, Knott Partners.

Matt Campbell:
Morning, gentlemen. Just to piggyback off of Bob Sales' question, with regard -- any new additional information on your U.S. Shipping proposal?

Laurence Levy:
Ed, go ahead.

Ed Levy:
Yes, good morning, Matt. We do not think that anything is going to come of that proposal at the present time, Matt. The feedback that we've gotten from the company and the creditors is that the value that we were offering was insufficient. And that to the extent that we would be comfortable increasing our value, they would be willing to listen.

I think our conclusion is that on again a risk-adjusted return basis we felt that we had adequately priced the assets and made a very fair offer. So our conclusion at this point is just to continue to watch that situation.

And hopefully U.S. Shipping is able to achieve the kind of results that their creditors think they are going to achieve, and that will be terrific for them. But from our perspective we don't see that as an opportunity at this point.

Matt Campbell:
Could you further expand on the end-markets, where you're seeing any potential improvement, any better visibility, and possibly any end-markets where you're starting to see some disturbing weakness?

Laurence Levy:
Scott, could you address that, please?

Scott Bravener:
Morning, Matt. Going into this quarter and into next year, from what we see right now we think that the segments that have been relatively strong this year are salt and grain. We see them being strong next year.

We see some improvement in our steel carriage next year for the steel trade, particularly within the first quarter. But we think we have seen some signs of some slight weakening in demand within the steel industry in general, with some of the furnaces that have been brought back online potentially a little more than actual demand that is out there right now.

One of our main trades, the aggregate trade, we expect to be fairly flat, maybe slight improvement next year compared to this year. But we don't see any real growth at least out into the second half of next year for the aggregate trade.

Matt Campbell:
Well, are you seeing any signs of the stimulus starting to work its way through to you?

Scott Bravener:
Very little in our region that we have been able to see, Matt.

Matt Campbell:
Okay, great. Well, good job on the operating efficiencies this quarter. Very good. Thank you.

Operator:
(Operator Instructions) At this time there are no further questions. I would like to turn the call back for any closing remarks.

Laurence Levy:
Thank you, operator. Thank you all for participating on today's call. We look forward to keeping you apprised of Rand's continued progress; and please feel free to reach out to any of our team in order to discuss Rand's ongoing progress in the interim. With that I'd like to close it off, operator. Thank you.

Operator:
This concludes today's Rand Logistics, Incorporated, second-quarter fiscal 2010 earnings call. You may now disconnect.